Exhibit 4.75

Strategic Cooperation Agreement

China National Technical Import & Export Corp.

&

Genertec America Inc.

And

BORQS Technologies, Inc.

Date: January __, 2020

Place: __________________

This Strategic Cooperation Agreement (hereinafter referred to as “SCA”) is entered into effect between two parties as follows:

China National Technical Import & Export Corporation & Genertec America Inc. (a subsidiary of China National Technical Import and Export Corporation)

(hereinafter referred to as “CNTIC”),

Address: Genertec Plaza, No. 90, Xisanhuan Zhonglu, Fengtai District, Beijing, 100055, P.R. China

Phone Number: +86-10-63349408

BORQS Technologies, Inc.,

(hereinafter referred to as “BORQS”),

Address: Ritter House, Wickhams Cay II, Road Town, Tortola, British Virgin Islands

Phone Number: +1-408-730-6832

CNTIC and BORQS may hereinafter individually be referred to as a “Party” and collectively as the “Both Parties”.

Whereas:

1.	Established in September 1952, CNTIC is a large-scale state-owned enterprise with main businesses in technology trade, project contracting and project management integrated service. In 1998, the company became a wholly-owned subsidiary of China General Technology (Group) Holding Ltd. which is under direct supervision of the central government. The main business of CNTIC includes import and export of key technologies and complete plants; domestic and overseas project contracting and project management; trade, tendering, commercial and technical consulting, investment and financing at home and abroad etc. It has strong ability in the fields of marketing, business integration, project management, project engineering, investing and financing. In the past 60 years, CNTIC has accumulatively completed the import of key technologies and equipment, international project contracting and export of complete plants and technologies for over 7,000 projects with total contract value of more than USD110 billion covering the areas of energy, transportation, communication, petrochemical, metallurgy, building materials, machinery, electronics, pharmaceuticals, agricultures, forestry and education etc. CNTIC has made great contribution on gradually being footstone of China’s modern industrialization, promoting the upgrading of China’s industrial technology and industrial structure.

2.	Borqs Technologies is a global leader in software and products for IoT providing customizable, differentiated and scalable Android-based smart connected devices and cloud service solutions. Borqs has achieved leadership and customer recognition as an innovative end-to-end IoT solutions provider leveraging its strategic chipset partner relationships as well as its broad software and IP portfolio. BORQS designs, develops and provides turnkey solutions across device form factors such as smartphones, tablets, smartwatches, trackers, automotive in-vehicle infotainment and vertical application devices.

3.	Based on the reciprocal understanding and recognition on each other’s business concepts and strategies, as well as the potentials in international market, Both Parties agree to establish strategic cooperation partnership and give full play of their own advantages for a win-win cooperation mechanism that Both Parties can share their resources for mutual benefits. To the extent permitted by the relevant laws and regulations of the industry, Both Parties, through friendly negotiation, have reached agreement upon strategical cooperation as follows:

I. Principles of Cooperation

Both Parties understand and support each other’s development on the principle of equality, mutual complementarity, and mutual benefit. Both Parties agree to establish strategic cooperation partnership on the basis of equality and voluntariness.

II. Cooperation Methods

1.	CNTIC will enter into a strategic partnership with BORQS for its specific needs in China and/or globally, which includes, but is not limited to, the building of a relationship with federal and local governments; customer clearance; free trade zones with finance; etc. and similar to those activities taken for Apple Inc.; the specific terms will be entered by the time followed to BORQS’ specific needs. Either Party can express willingness to communicate and exchange information on Both Parties’ cooperation detail according to the cooperation between Both Parties.

2.	According to the specific project, Both Parties will manage cooperation and contracts on a case by case basis.

III. Scope of Cooperation

Both Parties will make strategic partnership and enforce cooperation including but not limited to the following fields:

1.	CNTIC will arrange finance from Chinese Financial Institutions for BORQS current purchase orders as CNTIC currently has a line of credit with Chinese Financial Institutions. The detail of the terms for finance will follow with each purchase order of BORQS.

2.	In general, CNTIC will arrange finance for BORQS for all of its purchase orders if they are in line with regulation of Chinese Financial Institutions. CNTIC believes that because of its Institutional Background in China, its issuance policies and banking rates will be more favorable than others and in which BORQS will benefit from the partnership.

3.	More specific terms for finance will be enter into for each specific purchase order; and

4.	The completion of the Transaction will be followed by other detail documents including the purchase order documents for each specific transaction as it is necessary to carry out the foregoing in completion of each Transaction.

IV. Binding Force

Except for obligations under the non-disclosure clauses, governing law and dispute resolution clauses, Both Parties take no binding obligations to each other under this SCA, including but not limited to the followings: any expenses, or any obligations or responsibilities related to project development.

V. Non-disclosure Clauses

1.	All information relating to this Transaction is exclusively for the knowledge of the Parties and their representatives who need to know the information, and shall be kept confidential. The Parties shall take all reasonable steps to minimize the risk of disclosure of this confidential information. Either Party should be committed to the non-disclosure obligation of confidential information. Any information known to the other party for signing and fulfilling this SCA shall be regarded as confidential information.

2.	In the term of this SCA and within one year from the date of expiration or termination of this SCA, the related company, projects, products and clients information and materials that one Party gained from the other Party shall be kept confidential. Without the prior written permission of the other Party, any Party shall not disclose them to the third parties or use it for other purposes. Except as any Party provides to the relevant auditing agency in accordance with laws and regulations governing jurisdiction, listing rules, securities trading institutions, regulatory or government agency requirements, and auditing needs.

VI. Governing Law and Dispute Resolution

This SCA is governed by and interpreted under the laws of the People’s Republic of China.

All disputes arising from the execution of or in connection with this SCA shall be firstly settled through amicable discussion between Parties.

VII. Modification and Termination

1.	This SCA can be modified or terminated by any of the following causes:

(1)	Both Parties agreed in writing;

(2)	The laws and regulations on which this SCA is based on have changed;

(3)	Force majeure and the duration of force majeure lasted for more than 90 days, of which the SCA cannot be fulfilled or fully fulfilled any longer.

2.	Any modification, amendment, supplement or termination of the SCA should be agreed by Both Parties in writing.

3.	Any modification or termination of the SCA shall not affect the validity of the specific project cooperation agreements and/or contracts signed by Both Parties under this SCA.

VIII. Other Issues

1.	This SCA shall come into force on signature and seal by Both Parties.

2.	This SCA shall remain valid and in force for a period of one (1) years from the effective date and can be extended with mutual consent of Both Parties in written after the expiration date.

3.	This SCA is written in English. This SCA is in quadruplicate and each Party holds two copies with equivalent legal effect.

Signing Page

China National Technical Import & Export Corporation	Borqs Technologies, Inc.

Represented by:	Represented by:

(Signature and Sealed)	(Signature and Sealed)

Genertec America Inc.

Represented by:

(Signature and Sealed)